Exhibit 2

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of October 2, 2019 (the “Effective Date”), is entered into by and among Cohen Bros. Financial, LLC, a Delaware limited liability company (“Buyer”), Christopher Ricciardi, an individual (“C. Ricciardi”), and Stephanie Ricciardi, an individual (“S. Ricciardi”).  C. Ricciardi and S. Ricciardi may be referred to herein, individually, as a “Seller” and, together, as “Sellers.”

RECITALS:

WHEREAS, Sellers are the owners of an aggregate of 76,240 shares (the “Common Shares”) of the common stock, par value $0.001 per share, of Cohen & Company Inc., a Maryland corporation (the “Company”);

WHEREAS, Sellers are the owners of 268,445 units of membership interests (the “LLC Units” and, together with the Common Shares, the “Securities”) of Cohen & Company, LLC, a Delaware limited liability company and a majority owned subsidiary of the Company (the “Operating Company”);

WHEREAS, Daniel G. Cohen is the sole member of Buyer and is the President and Chief Executive of the Company’s European operations, Chairman of the Company’s Board of Directors (the “Board of Directors”), Chairman of the Operating Company’s Board of Managers (the “Board of Managers”) and Chief Investment Officer of the Company’s Asset Management business; and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of Sellers’ interests in and to the Securities, in each case, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Definitions.  For purposes of this Agreement:

(a)           “Agreement” shall have the meaning set forth in the Preamble of this Agreement;

(b)           “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, the terms “control,” “controlling,” “controlled” and words of similar import, when used in this context, mean, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, management policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c)           “Board of Directors” shall have the meaning set forth in the Recitals of this Agreement;

(d)           “Board of Managers” shall have the meaning set forth in the Recitals of this Agreement;

(e)           “Buyer” shall have the meaning set forth in the Preamble of this Agreement;

(f)            “Common Shares” shall have the meaning set forth in the Recitals of this Agreement;

(g)           “Company” shall have the meaning set forth in the Recitals of this Agreement;

(h)           “Company Releasee” shall have the meaning set forth in Section 7 of this Agreement;

(i)            “Confidential Information” shall have the meaning set forth in Section 3(h) of this Agreement;

(j)            “C. Ricciardi” shall have the meaning set forth in the Preamble of this Agreement;

(k)           “Encumbrances” shall mean any lien, security interest, pledge, mortgage, easement, leasehold, assessment, tax, covenant, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever;

(l)            “LLC Units” shall have the meaning set forth in the Recitals of this Agreement;

(m)          “Notice” shall have the meaning set forth in Section 12 of this Agreement;

(n)           “Operating Company” shall have the meaning set forth in the Recitals of this Agreement;

(o)           “Person” shall mean any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, governmental authority, or any other entity of any nature;

(p)           “Ricciardi Releasor” shall have the meaning set forth in Section 7 of this Agreement;

(q)           “S. Ricciardi” shall have the meaning set forth in the Preamble of this Agreement;

(r)            “Securities” shall have the meaning set forth in the Recitals of this Agreement;

(s)            “Securities Act” shall mean the Securities Act of 1933, as amended;

(t)            “Seller(s)” shall have the meaning set forth in the Preamble of this Agreement; and

(u)           “Transfer Documentation” shall have the meaning set forth in Section 2(b) of this Agreement.

2.             Transfer and Delivery.  On October 2, 2019:

(a)           Sellers shall transfer and assign to Buyer, and Buyer shall accept from Sellers, free and clear of all Encumbrances, all of Sellers’ respective rights, title and interests in and to the Securities;

(b)           Sellers shall deliver to Buyer all appropriate stock powers or other instruments of transfer, duly executed in blank, necessary to transfer the Securities from Sellers to Buyer, free and clear of all Encumbrances (the “Transfer Documentation”); and

(c)           In consideration of the transfer of the Securities from Sellers to Buyer, upon Sellers’ delivery to Buyer of the Transfer Documentation, Buyer shall deliver to Sellers an aggregate amount of One Million Five Hundred Forty-Six Thousand Two Hundred and Sixty Dollars ($1,546,260) by wire transfer of immediately available funds to the account that has been designated in writing by Sellers to Buyer.

3.             Representations and Warranties of Sellers. Sellers hereby jointly and severally represent and warrant to Buyer as follows:

(a)           Each Seller has all requisite power and authority to execute and deliver this Agreement, to carry out such Seller’s obligations hereunder, and to consummate the transactions contemplated hereby;

(b)           This Agreement has been duly executed and delivered by each Seller and (assuming due execution and delivery by Buyer) constitutes the legal, valid and binding obligation of both Sellers, enforceable against each such Seller in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(c)           Sellers own all of the Securities free and clear of all Encumbrances;

(d)           The Shares and the LLC Units constitute all of Sellers’ ownership interests in the Company and the Operating Company, respectively;

(e)           The execution, delivery and performance by each Seller of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Securities pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which either Seller is a party or is subject or by which the Securities are bound;

(f)            There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Sellers, threatened against or by Sellers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement;

(g)           Each Seller, either alone or together with such Seller’s representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions;

(h)           Each Seller understands that Buyer may now possess and may hereafter possess certain confidential and/or material nonpublic information concerning the Company and the Operating Company and their respective subsidiaries and Affiliates, and the financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects of each of the foregoing (the “Confidential Information”), and that such Seller may not be privy to any or all of such Confidential Information; and

(i)            No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

4.             Representation and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

(a)           Buyer is duly organized, validly existing under the laws of the State of Delaware with the requisite limited liability company power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby;

(b)           The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary limited liability company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and (assuming due execution and delivery by Sellers) constitutes Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(c)           The execution, delivery and performance by Buyer of this Agreement (i) does not result in a violation of the organizational documents of Buyer and (ii) does not conflict with, violate or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which Buyer is a party or is subject;

(d)           There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyer, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement;

(e)           Buyer, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions;

(f)            Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Buyer meets any additional or different suitability standards imposed by the securities and similar laws of the state or other jurisdiction of its principal place of business or domicile in connection with the purchase by Buyer of the Securities contemplated hereby;

(g)           Buyer is acquiring the Securities for Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.  Buyer does not presently have any contract, undertaking, agreement or arrangement with any Person to transfer the Securities or any interest therein to such Person or to any third party; and

(h)           No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.             Independent Analysis.  Each party hereto acknowledges that such party understands the transactions contemplated by this Agreement and that such party has had the opportunity to review this Agreement and the transactions contemplated hereby with such party’s own legal counsel, tax advisors and other advisors.  Each party hereto is relying solely on such party’s own counsel and advisors and not on any statements or representations of the other party or of their respective representatives or agents for legal or other advice with respect to the transactions contemplated by this Agreement.  Each party hereto acknowledges that Duane Morris LLP, legal counsel to the Company, did not provide any advice whatsoever to such party with respect to this Agreement, the decision to enter into this Agreement, the purchase and sale of the Shares contemplated under this Agreement and the other transactions contemplated by this Agreement.

6.             Standstill.  In consideration of the covenants, agreements and undertakings of the parties hereunder and to induce Buyer to enter into this Agreement, during the period beginning on the Effective Date and ending on the date that is the third anniversary of the Effective Date, unless approved in advance in writing by the Board of Directors, each Seller shall not, and shall cause such Seller’s Affiliates to not, directly or indirectly:

(a)           Acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company, the Operating Company or any of their subsidiaries, or rights or options to acquire interests in or any derivative securities with respect to any of the Company’s or the Operating Company’s loans, debt securities, equity securities or assets;

(b)           Make any statement or proposal (whether public or private) to any of the Company’s stockholders (other than in a confidential manner to any of the Company’s or its subsidiaries’ officers, directors or managers who are also stockholders of the Company) regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934), with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media):  (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company, the Operating Company or any of their subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company, the Operating Company or any of their subsidiaries, (iii) any change to the Articles of Incorporation, the Bylaws or any articles of incorporation, bylaws or other organizational or governing documents of any of the Company, the Operating Company or their subsidiaries, (iv) any change to the Company’s or the Operating Company’s or their respective subsidiaries’ business activities or corporate structure, (v) any acquisition of any of the Company’s or the Operating Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s  or the Operating Company’s loans, debt securities, equity securities or assets, (vi) any representation on the Board of Directors or the Board of Managers or otherwise seek to control or influence the management, Board of Directors, Board of Managers or policies of the Company or the Operating Company, (vii) any waiver, termination or amendment to the provisions of this Agreement, or (viii) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 6;

(c)           Seek to call, or to request the call of, a special meeting of the Company’s stockholders;

(d)           Make a request for a list of the Company’s stockholders or for any books and records of the Company;

(e)           Take any action challenging the validity or enforceability of any provisions of this Section 6;

(f)            Instigate, encourage or assist any third party (including, but not limited to, forming a “group” with any such third party) to do or enter into any discussions or agreements with any third party with respect to any of the actions set forth in this Section 6; or

(g)           Take any action which would reasonably be expected to require the Company, the Operating Company or any of their respective subsidiaries or Affiliates to make a public announcement regarding any of the actions or matters set forth in this Section 6.

7.             Release.  In consideration of the covenants, agreements and undertakings of the parties hereunder and to induce Buyer to enter into this Agreement, effective upon the Effective Date, each Seller, on such Seller’s own behalf and on behalf of such Seller’s predecessors, successors, Affiliates and assigns, any of the past, present and future officers, directors, stockholders, interest holders, principals, attorneys, agents, employees, managers, representatives, assigns and successors in interest of any of the foregoing, and all Persons acting by, through, under or in concert with any of the foregoing (each such party, in such capacity, a

“Ricciardi Releasor”), hereby releases and discharges Buyer, the Company, and the Operating Company, together with their respective predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, Affiliates and assigns and their past, present and future officers, directors, stockholders, interest holders, principals, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all Persons acting by, through, under or in concert with them, and each of them (each such party, in such capacity, a “Company Releasee”), from all known and unknown charges, complaints, claims (including, without limitation, any derivative or class action claims), grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which any such Ricciardi Releasor has, or may have had, against any Company Releasee, whether or not apparent or yet to be discovered, or which may hereafter develop, for any actions or omissions of a Company Releasee prior to the date hereof and relating to Buyer, the Company or the Operating Company.  Each Ricciardi Releasor further agrees that, following the Effective Date, it shall not initiate or participate in any lawsuit or other legal proceeding (including but not limited to any derivative claim or suit or any class action), or to instigate, encourage or assist any third party (including but not limited to forming a “group” with any such third party) or to enter into any discussions or agreements with any third party with respect to any lawsuit or other legal proceeding (including any derivative claim or suit or any class action), related to or arising from any actions or omissions of a Company Releasee prior to the date hereof and relating to Buyer, the Company or the Operating Company.  This Agreement resolves any claim for relief that is, or could have been alleged by any Ricciardi Releasor against any Company Releasee, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys’ fees related to or arising from any of the matters set forth in this Section 7.

8.             Third Party Beneficiaries.

(a)           Except as set forth in Section 8(b), the parties do not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)           The parties hereby designate the Company Releasees as third party beneficiaries of the terms and conditions set forth in Section 7 with the right to enforce such terms and conditions.

9.             Survival.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Effective Date.

10.          Further Assurances.  Following the Effective Date, each of Buyer and Sellers shall execute and deliver, or shall cause to be executed and delivered, such additional documents, instruments, conveyances and assurances, and take or cause to be taken, such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

11.          Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

12.          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the books and records of Buyer (or to such other address that may be designated by the receiving party from time to time in accordance with this Section 12).  All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a .PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid).  Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section 12.

13.          Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

14.          Successor and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

15.          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  If any court determines that any term or other provision in this Agreement is invalid, illegal or unenforceable, it is the parties’ intention that such court shall have the power to modify this Agreement so as to effect the original intent of the parties as closely as possible to the maximum extent permitted by applicable law.

17.          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES FURTHER AGREE THAT ANY ACTION BETWEEN THEM SHALL BE HEARD IN NEW YORK CITY, NEW YORK, AND EXPRESSLY CONSENT TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL

COURTS SITTING IN NEW YORK CITY, NEW YORK, FOR THE ADJUDICATION OF ANY CIVIL ACTION ASSERTED PURSUANT TO THIS AGREEMENT.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

18.          Interpretation.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection or other subdivision unless expressly limited.  All references to “$” shall be deemed references to United States Dollars.  Titles appearing at the beginning of any section, subsection or other subdivision contained in this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly by the parties hereto, and there must not be any presumption, inference or conclusion drawn against either party by virtue of the fact that its representatives have authored this Agreement or any of its terms.

19.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

SELLERS:

By:	/s/ Christopher Ricciardi
Name:	Christopher Ricciardi

By:	/s/ Stephanie Ricciardi
Name:	Stephanie Ricciardi

BUYER:

COHEN BROS. FINANCIAL, LLC

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title:Managing Member